Exhibit 4f
Home Office: Cincinnati, Ohio
Variable Administrative Office: P.O. Box 5423, Cincinnati, Ohio 45201-5423
GUARANTEED MINIMUM WITHDRAWAL BENEFIT RIDER
This Guaranteed Minimum Withdrawal Benefit Rider (this “Rider”) is attached to an individual deferred variable annuity contract (“Contract”). The Contract number is set out on the Rider Specifications page. If you choose to activate it, this Rider will provide guaranteed withdrawal rights equal to a fixed percentage of the Benefit Base Amount. You will be entitled to take withdrawals from the Contract equal to the Benefit amount even if the Contract values are exhausted. The rights to such withdrawals are subject to the terms and conditions set out in this Rider.
IMPORTANT NOTE: This Rider is not effective until you activate it. You may activate this Rider by Written Request when permitted under the Activation provision of this Rider.
As you read through this Rider, please note that the words “we”, “us”, “our”, and “Company” refer to Annuity Investors Life Insurance Company. The words “you” and “your” refer to the owner of the Contract, including a joint owner, if any. “Administrative Office” means our home office or any other place of business that we may designate for administration.
This Rider is a part of the Contract. It is not a separate contract. It changes the Contract only as and to the extent stated. In all cases of conflict with the other terms of the Contract, the provisions of this Rider shall control.
Signed for us at our office as of the date of issue.

MARK F. MUETHING	CHARLES R. SCHEPER
SECRETARY	PRESIDENT

RIDER SPECIFICATIONS
OWNER: [JOHN DOE]
[JOINT OWNER:] [JANE DOE]
ANNUITY CONTRACT NUMBER: [00000000]
RIDER ISSUE DATE: [SEPTEMBER 1, 2007]
MINIMUM BENEFIT AGE: [Age 55]
BENEFIT PERCENTAGE: [5.0%]
RIDER CHARGE RATES:

On Rider Issue Date	Maximum
[0.40%]	[1.50]%
MINIMUM REQUIRED VALUE: [$1,250]

INQUIRIES:	For information and assistance, or to make a complaint, call or write: Policyowner Services Department Annuity Investors Life Insurance Company P.O. Box 5423 Cincinnati, Ohio 45201-5423 1-800-789-6771
If you prefer, you may visit us at our website, www.GAFRI.com

DEFINITIONS
Capitalized terms not defined in this Rider have the same meaning as such terms are defined in the Contract.
Benefit: A guaranteed withdrawal benefit that is available under the BENEFITS section of this Rider.
Benefit Base Amount: The amount on which Rider charges and Benefit payments are based. This amount is computed under the Benefit Base Amount provision of this Rider.
Benefit Start Date: The first day that a Benefit under this Rider is to be paid.
Designated Sub-Account: Each Sub-Account under the Contract that we designate from time to time to hold Contract values on which Benefits may be based.
Excess Withdrawal: Each withdrawal from the Contract on or after the Rider Effective Date except:
1)	a withdrawal to pay Rider Charges; or

2)	a withdrawal to pay Rider Benefits.
An offset of a defaulted Loan after the Rider Effective Date will be considered an Excess Withdrawal.
Loan: To the extent permitted by the Contract, a loan made under the Contract and secured by the values of the Contract.
Prohibited Transfer: An allocation or transfer of funds after the Rider Effective Date to a Sub-Account or other Contract option that is not a Designated Sub-Account. A transfer of funds before the Benefit Start Date will not be a Prohibited Transfer if it is required as collateral for a Loan.
Required Minimum Distribution: The amount, if any, that is required to be distributed from the Contract for the current calendar year under Section 401(a)(9) of the Internal Revenue Code or the similar provisions of federal tax law to the extent applicable to the Contract. For purposes of this Rider, it will be computed based on the values of the Contract without considering any other annuity or tax-qualified account. It will be reduced by all prior withdrawals or Benefit payments from the Contract made in such calendar year. For purposes of this Rider, we may choose to compute it disregarding changes in federal tax law after the Rider Issue Date that would increase it. We will notify you if we make this choice.
Reset Date: Each of the following:
1)	the Rider Effective Date;

2)	a Contract Anniversary on which you elect to reset the Benefit Base Amount under the Reset Elections provision of this Rider;

3)	any date on which you assign or transfer an interest in the Contract to your spouse if the Account Value of the Contract is less than the Benefit Base Amount; and

4)	any date before the Benefit Start Date which would have been the Death Benefit Valuation Date if a spouse becomes the successor owner of the Contract and if the Account Value of the Contract on that date is less than the Benefit Base Amount.
Rider Effective Date: The Contract Effective Date or Contract Anniversary on which you activate this Rider.
Rider Issue Date: The date that this Rider is issued with or added to the Contract. The Rider Issue Date is set out on the Rider Specifications page.

GENERAL PROVISIONS
Activation
Except as provided below, you may elect to activate this Rider on the Contract Effective Date or on any Contract Anniversary. You may not activate this Rider if:
1)	you have not satisfied the Required Allocations provision of this Rider; or

2)	we are no longer issuing this Rider with any new annuity contracts, and we prohibit further activations of this Rider on a nondiscriminatory basis; or

3)	an Owner is age 86 or older (or the annuitant is age 86 or older if an Owner is not a human being); or

4)	there is another rider then in effect for the Contract that provides guaranteed withdrawal benefits, guaranteed accumulation benefits, or guaranteed income benefits; or

5)	an event has occurred that would terminate this Rider.
Your election is to be made by Written Request. Your election must be made on or before the date on which this Rider is to take effect.
Required Allocations
To activate this Rider, your entire Account Value must be held in the Designated Sub-Account(s) except as required for collateral for a Loan. While this Rider is in effect, no Prohibited Transfer is allowed.
For amounts that are held as collateral for a Loan, the following special rules apply:
1)	from time to time after activation and before the Benefit Start Date, we may require you to transfer to a Designated Sub-Account the portion of the Account Value that is no longer needed as collateral for a Loan; you must make this transfer within thirty (30) days of our written notice to you of this requirement;

2)	on or before the Benefit Start Date, you must pay off the Loan and transfer to a Designated Sub-Account the portion of the Account Value that is no longer needed as collateral.
A failure to make a transfer required above will terminate this Rider.
Declining this Rider
You may decline this Rider at any time by Written Request.

RIDER CHARGES
Rider Charge Amounts
There is a charge for each Contract Year that this Rider is in effect. The charge for a Contract Year will be equal to:
1)	the Benefit Base Amount determined as of the date immediately before the date that the charge is paid; multiplied by

2)	the Rider Charge Rate.
The Rider Charge Rate on the Rider Issue Date is set out on the Rider Specifications page. We may change the Rider Charge Rate for your Rider at any time or times that:
1)	you activate this Rider on a date that is after the Rider Issue Date;

2)	you reset the Benefit Base Amount under the Reset Elections provision of this Rider;

3)	you take an Excess Withdrawal;

4)	you assign or transfer an interest in the Contract to your spouse; or

5)	a spouse becomes the successor owner of the Contract.
The Rider Charge Rate will never exceed the maximum Rider Charge Rate set out on the Rider Specifications page. Changes, if any, in the Rider Charge Rate may apply to any Contract Year for which the charge has not yet been taken.
Rider Charge Payments
The charge for each Contract Year that this Rider is in effect is taken annually at the end of that Contract Year. In addition, a prorated portion of the charge for a Contract Year will be taken upon the surrender of the Contract or other termination of this Rider.
We will take the charge for this Rider as withdrawals from the Account Value of the Contract. No Early Withdrawal Charge or other charge or fee will be deducted on account of a withdrawal to pay Rider charges.
Waiver of Charges
Charges for this Rider will be permanently waived once the Account Value of the Contract to which it is attached is fully depleted directly as a result of withdrawals for Rider charges or Benefit payments.

BENEFITS
Benefit Start Date
The Benefit Start Date is the date that you first choose to take a Benefit payment under this Rider. You may choose this date by Written Request. Such a request must be made at least thirty (30) days prior to the date that the first Benefit payment is to be taken.
The Benefit Start Date may not be before each Owner reaches the Minimum Benefit Age. If an Owner is not a human being, the Benefit Start Date may not be before each Annuitant reaches the Minimum Benefit Age. The Minimum Benefit Age is set out on the Rider Specifications page.
You must pay off all Loans on or before the Benefit Start Date. The Benefit Start Date may not be after the date that this Rider terminates.
Benefit Amount
The Benefit amount is the largest total amount that can be taken as a Benefit payment on or after the Benefit Start Date. It is determined each time that a Benefit payment is to be made.
The annual Benefit amount is equal to:
1)	the Benefit Percentage, as set out on the Rider Specifications page, multiplied by

2)	the Benefit Base Amount on the date that the payment is to be made.
The annual Benefit amount for the Contract Year that includes the Benefit Start Date will be prorated.
The Benefit amount available at any point in time on or after the Benefit Start Date is equal to:
1)	the annual Benefit amount as then determined, less

2)	the amount of any Benefit payment previously made during the current Contract Year.
The annual Benefit amount for a Contract Year will never be less than the Required Minimum Distribution, if any, for the calendar year in which that Contract Year began.
Benefit Base Amount
Except as provided below, the Benefit Base Amount is equal to:
1)	the Account Value of the Contract on the most recent Reset Date; plus

2)	Purchase Payments received since the most recent Reset Date; and minus

3)	an adjustment for each Excess Withdrawal, if any, since the most recent Reset Date.
The adjustment for an Excess Withdrawal is equal to:
1)	the percentage reduction in the Account Value of the Contract on account of the Excess Withdrawal and any related Early Withdrawal Charge or other charge or fee related to it; multiplied by

2)	the Benefit Base Amount just before the Excess Withdrawal.
Reset Elections
As of each Contract Anniversary that this Rider is in effect, you may elect to reset the Benefit Base Amount to the Account Value of the Contract on that Contract Anniversary, if higher. This election must be made by Written Request received by us no later than thirty (30) days after that Contract Anniversary. No reset may be elected if the Benefit Base Amount is higher than the Account Value on that Contract Anniversary.

Benefit Payments
Benefit payments will be made at any time or times on or after the Benefit Start Date upon your Written Request. A Benefit payment may be an amount up to the full Benefit amount available on the payment date. You may not take a Benefit payment of less than $50. Benefit amounts available for a Contract Year but not taken may not be carried over to the next Contract Year.
Until the Account Value is exhausted, Benefits are paid in the form of withdrawals from the Contract. After that, Benefits are paid under the Rider itself and no Excess Withdrawals are possible.
All rights to take Benefit payments will end on the earliest of:
1)	the date that total Benefit payments made since the most recent Reset Date equal the current Benefit Base Amount; or

2)	the completion of the maximum period that a benefit can be paid under the rules of Section 72(s) or Section 401(a)(9) of the Internal Revenue Code or the similar provisions of federal tax law to the extent applicable to the Contract; or

3)	the date that this Rider terminates.
A Benefit payment may be paid to or for another annuity or tax-qualified account in an exchange, transfer, or rollover to the full extent allowed by federal tax law.
EFFECT OF RIDER ON CONTRACT TERMS
Purchase Payments Limited
After the Rider Effective Date, we may decline to accept Purchase Payments to the Contract in excess of $50,000 per Contract Year. Before or after the Rider Effective Date, we may decline to accept any further Purchase Payments to the Contract if we are no longer issuing annuity contracts with this Rider unless you decline or terminate this Rider. After the Benefit Start Date, we reserve the right to impose additional restrictions on Purchase Payments to the Contract on a nondiscriminatory basis.
Withdrawals to Pay Rider Charges or Benefits
Withdrawals made from the Contract to pay charges for this Rider or to pay Benefits will be subject to all of the terms and conditions of the Contract, except:
1)	the amount withdrawn will not be subject to an Early Withdrawal Charge or other charge or fee;

2)	the amount need not meet the minimum amount for a withdrawal as determined under the withdrawals provision of the Contract;

3)	it may reduce the Account Value of the Contract below the minimum that is otherwise required;

4)	we will not terminate the Contract if such withdrawals reduce the Account Value of the Contract below such minimum; and

5)	it may completely exhaust the Account Value of the Contract.
Withdrawals to pay Benefits will reduce the amount that may otherwise be taken without an Early Withdrawal Charge or other charge or fee pursuant to any free withdrawal privilege of the Contract.
Loans Limited
You must pay off all Loans on or before the Benefit Start Date. You may not take a new Loan on or after the Benefit Start Date so long as this Rider is in effect.

Continuation of Contract
If the Account Value of the Contract is completely exhausted by payment of Rider charges or Benefits, or because the value of a Designated Sub-Account falls to zero (0), the Contract will not terminate until the Rider terminates. However, no further Purchase Payments may be made to the Contract and no Excess Withdrawals are possible, and the Contract cannot be annuitized.
TERMINATION
All rights under this Rider terminate upon any one (1) of the following to happen:
1)	your Written Request to decline or terminate this Rider;

2)	a transfer or assignment of an interest in the Contract, unless to the spouse of an Owner;

3)	a failure to hold funds as called for by Required Allocations provision of this Rider;

4)	an Excess Withdrawal from the Contract that reduces the Benefit Base Amount below the Minimum Required Value set out on the Rider Specifications page;

5)	the surrender or annuitization of the Contract;

6)	a death that would give rise to a death benefit under the Contract, unless a spouse is the sole Beneficiary and elects to become the successor owner of the Contract; or

7)	the complete payment of all Benefits that are due under this Rider.

GUARANTEED MINIMUM WITHDRAWAL BENEFITS RIDER